Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Rose Rock Midstream GP, LLC, as General Partner of Rose Rock Midstream, L.P., and the Partners of Rose Rock Midstream, L.P.:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-178923) and Form S-3 (File Nos. 333-199600, 333-186469 and 333-188635) of Rose Rock Midstream, L.P. of our report dated February 27, 2015, except for the matters described in Note 1 in the first paragraph under the caption “Basis of presentation”, as to which the date is May 11, 2015, relating to the consolidated financial statements of Rose Rock Midstream, L.P. which appears in this Current Report on Form 8-K.

/s/ BDO USA, LLP
Dallas, Texas
May 11, 2015